Exhibit 99.4

Operator

Slide 1

Thank you for joining the conference call today to introduce the business combination between Pear Therapeutics and Thimble Point Acquisition Corp. I will now hand the call over to Meara Murphy, Director of Corporate Communications at Pear Therapeutics.

Meara

Slides 2-3

Thank you. Please note that today’s presentation is neither an offering of securities nor a solicitation of a proxy vote. The information discussed today is qualified in its entirety by the registration statement on Form S-4, containing a prospectus/proxy statement, that Thimble Point Acquisition Corp. will file with the SEC in the future. The shareholders of Thimble Point Acquisition Corp. are urged to read those filings carefully when they become available because they will contain important information about the proposed transaction.

Additionally, during the presentation, certain forward-looking statements will be made that reflect current estimates and assumptions related to future events, future performance, and industry and market conditions, as well as forward-looking statements related to the business combination, including the timing, proceeds and benefits of the transaction, as well as statements about the potential attributes and benefits of Pear’s FDA authorized products and product candidates, and the timing of Pear’s product development, clinical and commercialization activities.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are encouraged to review the information that Thimble Point Acquisition Corp. has filed with the SEC regarding specific risks and uncertainties—in particular, those that are described in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Thimble Point Acquisition Corp.’s most recent filings. Thimble Point Acquisition Corp. and Pear are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

I will now hand the call over to Elon Boms, Chief Executive Officer and Chairman of Thimble Point Acquisition Corp. and Managing Director of the Pritzker Vlock Family Office.

Elon

Slide 4

Thank you, and thanks to everyone for joining us today. On the call presenting today are Dr. Corey McCann, Pear’s CEO; Chris Guiffre, Pear’s CFO and COO; Dr. Yuri Maricich, Pear’s Chief Medical Officer; and Julia Strandberg, Pear’s Chief Commercial Officer.

CONFIDENTIAL

Slide 5

We are proud to announce the proposed combination of Thimble Point Acquisition Corp and Pear Therapeutics. Concurrently, we have announced the signing of a $125 million private investment in public equity, or PIPE, anchored by Neuberger Berman funds, the Pritzker Vlock Family Office, and a leading integrated delivery network. The PIPE will include strong participation from current and new investors, including 5AM Ventures, Arboretum Ventures, Blue Water Science Advisors LLC, dRx Capital the investment vehicle of Novartis Pharma AG, The Eleven Fund, FORTH Management, Health Innovation Capital, JAZZ Venture Partners, Palantir, Pilot House, QUAD Investment Management, Sarissa Capital, Shanda Group, SoftBank Vision Fund 2, Temasek, and Trustbridge Partners.

Slide 6

We launched Thimble Point to combine with a high-growth company that sits at the nexus of technology and healthcare. Pear Therapeutics is at the forefront of revolutionizing the global healthcare industry by using software to treat disease, and it epitomizes disruption at the nexus of tech and healthcare.

The proposed combination with Thimble Point and the PIPE is expected to provide Pear with approximately $400 million in gross proceeds. This financing cements Pear’s ability to capitalize on its role as a category creator and leader in PDTs by allowing Pear to scale commercialization of its three FDA-authorized products and accelerate development of its deep pipeline of product candidates.

I will now hand the call over to Dr. Corey McCann.

Corey

Slide 6

Thank you, Elon. On behalf of the Pear team, I want to thank you for your confidence in Pear’s vision, team, and continued growth. I also want to thank our new and current investors. Your support fuels significant expansion of our business, and it enables us to accelerate our pioneering work in building the PDT category.

We will cover all of these topics throughout the presentation, but briefly, these are a few of the reasons why we believe that this financing creates significant value.

In brief:

•

Pear is the first mover and leader in the creation of software to directly treat serious disease, also called prescription digital therapeutics — or PDTs — which we believe are the next frontier of medicine.

•	Already, Pear has defined the PDT industry, achieved early market traction, and laid a strong foundation for commercial expansion.

•	With the first 3 FDA-authorized products, a broad pipeline of product candidates, and the first end-to-end platform, we believe Pear is poised to capture a compelling opportunity in a $250B US market.

•	Our business features data, platform, regulatory, and IP competitive advantages and presents the opportunity to create therapeutic-like medical value with software-like scale and efficiency.

•

Under the direction of a top-tier team of executives that was built to scale, this financing allows us to capitalize on our first-mover advantage, solidify the leading platform for PDTs, and reach commercial scale.

CONFIDENTIAL

Slide 7 – During this conference call,

•	we will describe this new space of PDTs and introduce the company we’ve built at Pear

•	we will then dig in on our Products, Pipeline, and Platform

•	Finally, we will highlight our commercial traction and the path forward for the company

Slide 8

Multiple trends converge to create a need for software to treat serious disease.

•	Chronic disease continues to drive health care spending and burden millions of people.

•	We are in midst of provider shortage, where trained clinicians are unavailable to treat many prevalent conditions like addiction and behavioral health.

•	Due to COVID-19, expectations for care have shifted toward telemedicine settings.

•	and we are constantly attached to our phones—technology is pervasive in our lives.

Slide 9

Pear believes that software can directly treat disease and can enhance patient outcomes across most medical conditions.

•

Today, Pear has built software to extend clinician reach in addiction. reSET and reSET-O are FDA authorized to increase retention in counselling. Across this country, patients are using these products to access care.

•

In insomnia and pain, 80 million Americans currently take pharmaceuticals that are both addictive and potentially dangerous. Today, software can directly treat these conditions effectively and with fewer side effects than drugs alone.

•

In oncology, patients are treated with medications that have terrible side effects. Tomorrow, software may have the ability to monitor their immune status and to tailor their drug dose in order to minimize these side effects and maximize clinical outcomes.

Imagine a world where software treats many diseases –

•	prescribed in place of drugs without drug-like side effects

•	or in combination with drugs to make patients better

You don’t just have to imagine that world, Pear is making it a reality.

Slide 10

We believe that PDTs are THE next therapeutic modality, with hundreds of disease treatment applications, alone and in combination with drugs.

•	Like wellness apps, PDTs engage patients via a software interface.

•	Like pharmaceuticals, these products undergo regulatory review to assess safety and effectiveness.

•	Unlike both, PDTs integrate with provider work flows to communicate real world data back to clinicians to inform clinical care.

CONFIDENTIAL

Slide 11

PDTs align incentives across major healthcare stakeholders and are designed to:

•	enhance access and convenience for patients,

•	improve reach and efficiency for clinicians,

•	and reduce costs for payors by replacing and augmenting human intervention, and by reducing costly clinical outcomes.

Slide 12

With that background on PDTs, I would like to introduce you to Pear Therapeutics, the category leader.

Slide 13

•	Pear is a pioneer, with the first 3 FDA authorized PDTs.

•	Our reSET, reSET-O, and Somryst products cover major medical markets, including addiction and insomnia, with potential application to more than 50m Americans.

•	We have a broad and deep pipeline with 14 product candidates in different stages of clinical development.

•	All of our treatments are driven by our end-to-end platform, which is designed to both develop and commercialize PDTs at scale.

•	Our focus is to move from 3 products to hundreds of products.

•	Our first step is to advance our pipeline which already has 14 product candidates.

•	Our next step is to host products from other PDT companies on our commercial platform.

•	Together with our development partners and commercial partners, we can make PDTs standard of care for patients suffering from a wide range of diseases.

•	We’ve demonstrated strong product adoption and performance. That playbook, fueled by this financing, allows for significant expansion of our business and the entire PDT category.

Slide 14

Our business is enabled by life sciences and tech competitive advantages.

•	Like tech companies, our platform is intended to be integrated into payors and providers, creating the opportunity for a single platform to deliver PDT after PDT.

•	Also, like tech companies, our products collect rich longitudinal data sets, informing product optimization, and over large numbers of patients.

•	Like life sciences technologies, PDTs are covered by method of use and method of treatment patents, and Pear is building a robust foundational IP estate.

•	Like innovative drugs, the regulatory path for PDTs requires clinical trials, ensuring that each asset demonstrates both safety and effectiveness prior to marketing.

Slide 15

Because of these competitive advantages, and because of our first mover advantage, we believe that Pear has attributes of disruptive life science and tech companies.

CONFIDENTIAL

•	Like platform driven pioneers of new therapeutic modalities, we are poised to develop therapeutic after therapeutic with same infrastructure.

•	Like tech companies with dominant commercial platforms, our aim is to commercialize new therapeutics, both ours and from other companies, by slotting them into our existing commercial infrastructure.

Slide 16

Our team is purpose-built to execute upon this opportunity.

•	We have more than 200 employees across multiple locations, and our management team has previously scaled both life science and tech products.

•	As examples, Erin Brenner and Julia Strandberg previously developed and commercialized software platforms in healthcare, with GE and Medtronic, respectively.

•	Yuri Maricich, our CMO, previously developed novel drugs that were ultimately acquired by Jazz Pharmaceuticals and GSK.

Like our industry, our team and our investors merge the best of tech and life sciences to create something entirely new. We operate with the speed and scale of tech with the rigor to deliver the outcomes of biotech.

Slide 17

In the next two sections, we would like to get progressively more specific on Pear’s products, pipeline and platform.

Slide 18

3, 14, 100. Remember those numbers. Pear has 3 FDA-authorized commercial products. We have 14 product candidates in our pipeline, and we have the platform to host over a hundred PDTs.

Slide 19

Our first 3 products address major markets.

•	First, reSET. reSET is the first PDT. It is the only product, including pharmaceuticals, with FDA-authorization to treat addiction to cannabis, cocaine, and stimulants.

•

Second, reSET-O. reSET-O is the first PDT to receive Breakthrough designation. It treats patients suffering from addiction to opioids, and it is used in combination with the pharmaceutical medication, buprenorphine.

•

Third, Somryst. Somryst is the only FDA-authorized drug-free guideline recommended treatment chronic insomnia. It bridges the provider shortage in insomnia care, and it eliminates the need for habit forming insomnia medications.

Slide 20

Behind those products, Pear has a deep and broad pipeline.

•	Our initial focus is on behavioral health conditions, with product candidates targeting alcohol use disorder, schizophrenia, anxiety, depression, bipolar, and PTSD.

CONFIDENTIAL

•	Our next area of focus is chronic neurologic conditions, with candidates targeting pain, migraine, multiple sclerosis, and epilepsy.

•	We have product candidates outside of brain-related conditions, with candidates targeting major markets like GI, oncology, and cardiovascular conditions.

•

These product candidates could be integrated with digital biomarkers for real-time modification of therapeutic content and pharmacotherapy dosing. Pear has obtained license rights in certain sensor technologies to remotely sense human physiology in real time.

Slide 21

It’s all driven by our PDT engine, which is an end-to-end infrastructure to discover, develop, and commercialize PDTs.

On the left-hand side of the slide, our development platform gives us the ability to access new technologies, remotely collect clinical trial data for product authorizations, and leverage best-practices to streamline regulatory submissions.

On the right, our commercial platform features a multi-product clinician dashboard, with opportunity to become THE clinician portal for PDTs. Our prescriber and patient support infrastructure are first-in-class, and our data infrastructure enables continuous assessment of health economic outcomes and value-based agreements for our commercial products.

Slide 22

For our next section, we would like to highlight the clinical traction and performance of our commercial products. For that, I’ll hand this section to our Chief Medical Officer, Yuri, and our Chief Commercial Officer, Julia.

Yuri

Slide 23

Thank you, Corey. As a physician-scientist who first had limited treatment options for many patients I treated, and then spent years developing traditional molecular therapeutics, I am motivated to bring a new class of treatments to clinicians and patients. PDTs help address unmet medical needs at speed and scale I never thought possible.

reSET and reSET-O are PDTs designed to redefine the treatment of substance use disorder and opioid use disorder, both epidemics in the US. Demonstrating the range of potential application of PDTs, reSET for substance use disorder is an example of a PDT for patients who currently have no approved drug treatment option. reSET-O is an example of a PDT used in combination with a drug.

As part of Pear’s PDT offering, there is both a patient-facing application and a clinician-facing dashboard. Over the typical course of treatment, the physician prescribes the patient the PDT and then the patient downloads the software from the Google Play or Apple App Store, inputs their prescription access code, and gains access to a product that utilizes three evidence-based treatments, each of which represents a distinct mechanism of action.

CONFIDENTIAL

The first is an addiction-specific form of cognitive behavioral therapy, or CBT, that moves patients from actively using a substance to reducing and ultimately discontinuing use. The second mechanism of action is fluency training. This approach assesses proficiency and reinforces concept mastery. Third is contingency management, which is a positive reinforcement mechanism.

Throughout treatment, these distinct components work in concert. CBT and fluency training strengthen affected neuro-circuitry, while contingency management induces dopamine in the nucleus accumbens repairing dysfunctional neurophysiology and driving engagement with CBT and treatment in a virtuous cycle.

As the patient progresses through treatment, product use information is shared with the clinical care team via the clinician dashboard facilitating the care team to inform optimal patient care. reSET and reSET-O provide 24/7 anytime, anywhere treatment that is FDA-authorized to improve outcomes.

Slide 24

reSET and reSET-O show strong randomized clinical trial data and equally impressive real-world outcomes. In randomized, controlled clinical trials, reSET doubled rates of abstinence, and 82% of patients were retained in therapy for reSET-O. Studies have demonstrated the products were able to substitute for clinician time, have durable use for 12 months, and economic evaluation of real-world claims found a reduction of 62% in inpatient hospitalization and a 20% reduction in ER visits during the 6 months following treatment initiation, and benefit will grow as we measure longer periods.

These products facilitate patients who seek to break the negative cycle of craving, use, and despair. If patients are successful in their recovery journey, it would enable them to re-enter society, restore relationships, and gain employment. Pear is only just getting started, and we believe the impact of our products to grow as we measure longer periods of time and work to achieve a consistent, superior performance across RCTs, RWE, and HEOR.

Now, I would like to turn it over to my colleague, Julia Strandberg, Pear’s Chief Commercial Officer.

Julia

Slide 25

Thank you, Yuri. We are proud of how Pear’s self-commercialization efforts are taking shape . . . and building momentum. We have seen patient demand, with over 20,000 prescriptions since launch.

With patients at the forefront of what we do, we have been encouraged by a net promotor score of 68, which is similar to leading consumer companies and five times that of most drug companies. This is particularly reassuring when considered alongside our 88% patient satisfaction rate.

On the provider side, more than 700 clinicians across 32 states have prescribed reSET or reSET-O to date. Some of these early adopters are large addiction health systems like Wellpath, hospital network providers like Northwell and Kaiser, and academic medical centers like MGH. Overall, 82% of providers have expressed satisfaction with Pear’s products. We believe that is due to three primary factors: quality of the products; the three-way engagement among patient, clinician, and product; and the additional support from our patient service center, Pear Connect.

CONFIDENTIAL

We currently have 15 organizations providing access to reSET and reSET-O, including self-insured employers, commercial health plans, pharmacy benefit managers, and integrated delivery networks. And recently, we completed a real world data analysis that demonstrated definitive economic benefit, with savings of $2,150, which exceeds the cost of the product. At this point, we have more than 20M covered lives for our first two products. Given these outcomes and the commercial momentum we’ve seen so far in 2021, we believe Pear is at a commercial inflection point.

Let me now turn it back over to Yuri to tell you about our third product, Somryst.

Yuri

Slide 26

Thanks, Julia. Somryst, Pear’s third PDT, is the only FDA authorized, first-line treatment that does not involve drugs for the 30 million Americans with chronic insomnia. Somryst has been evaluated in 29 completed or ongoing studies and represents an example of a therapeutic which could replace drugs. Cognitive behavioral therapy for insomnia, or CBTi, is the recommended first line treatment for chronic insomnia, but it is out of reach for the majority of patients as there are less than 300 CBTi accredited providers for > 30 M Americans.

Clinical data demonstrate long-term, durable outcomes out to 18 months, unlike acute drug treatments which have no durable effect. Somryst delivers the American Academy of Sleep Medicine and the American College of Physicians guideline-recommended 1st-line treatment, which is CBTi, but it does it in a remote asynchronous way, expanding access and reach and influencing outcomes.

Yuri/Julia

Slide 27

Yuri

The clinical trial data show significant improvement in chronic insomnia as well as mood disorder endpoints such as depression and anxiety, which have high co-prevalence. Randomized clinical trials demonstrated significant decreases in the severity of insomnia, depression, and anxiety symptoms with durability measured up to 18 months.

Real world data have shown a decrease in the severity of insomnia symptoms, time to sleep onset, and in undesired waking from sleep. Health economic data generation is currently in process.

Julia

We are learning a lot about how to target the primary care market without a large primary care salesforce. Our traditional sales-driven specialty launch to the sleep centers, clustered around academic teaching hospitals and IDNs, will begin in 2H of 2021.

CONFIDENTIAL

Now back to Corey.

Corey

Slide 28

Thank you, Yuri and Julia. Given the clinical and commercial performance you just heard, I wanted to next highlight Pear’s path forward.

Slide 29

We believe Pear is at a near-term commercial inflection point. For the first time we have the opportunity to bring together robust prescribing with new positive coverage decisions, generating a potentially rapid revenue ramp.

Last year at this time, we landed our first coverage decisions. Today, we have 15 organizations, accounting for more than 20 million covered lives, providing access to reSET, reSET-O and Somryst. And, this is just the beginning. We will continue to work with payers to make sure that all patients can access these important products.

In addition:

•	we’ve demonstrated clinical and regulatory proof of concept, with 3 FDA-authorized PDTs and 14 more candidates in the pipeline.

•	We understand real-world demand and performance, with 6-month HEOR data for reSET-O and with more than 20,000 reSET and reSET-O prescriptions driven by minimal sales promotion.

•	We are beginning to achieve coverage density, with 15 organizations providing access across more than 20M covered lives.

By Year end-2023, we could significantly advance our pipeline

•	We hope to have 3 additional products in pivotal studies, and 20 product candidates in the pipeline.

•	We could make our commercial products standard of care, with long-term HEOR data for all 3 of our commercial products and potentially 150k scripts,

•	and we could scale coverage significantly, from the more than 20M covered lives we have today to 100M covered lives

•	With 100M covered lives, we could generate significant revenue, and we are projecting $125M of revenue in 2023.

But how do we get there?

We scale script volume,

•	as our products are included in additional clinical guidelines as we expect, and as we intend to integrate more effectively into large health system customers.

•	We also intend to scale our virtual prescribing efforts, which we believe will support PDTs becoming a standard part of fully remote care.

CONFIDENTIAL

•

We’ve already seen high rates of patient engagement for prescriptions after the initial script, and we intend to widely implement that learning to bridge appropriate patients onto subsequent prescriptions.

•	Finally, we intend to establish specific reimbursement codes to properly reimburse clinicians for the time they spend setting up PDTs and interacting with our clinician dashboards.

We also scale coverage

•

by aiming to continue to generate health economic data that we believe will show cost savings in excess of product price, helping payors to understand that not covering PDTs is bad for their bottom line.

•	We also expect our prescribing clinicians and KOLs continue to provide support to payors via direct script numbers and advocacy.

•

As we interact with specific groups of payors, we intend to move within states by converting bulk orders to fee for service contracts. In many of our target states, those fee for service decisions could influence managed Medicaid coverage, opening entire states for pull through.

•

Within commercial payors, we expect to be able to leverage our ability to collect real-world health economic data for commercial patients, as we establish Value Based Agreements, and we further enhance the risk/reward ratio for coverage decisions.

•	For products with sharper customer demand, we intend to open patient-pay options like couponing and direct pay.

•	And finally, we aim high with the legislation we intend to introduce in both the house and senate that would create a defined benefit category for PDTs.

Slide 30

That may seem like a lot, because it is, and because we have many diversified and parallel paths to success. But let me step back and simplify our flywheel for a moment.

•	Step 1. It all starts with clinicians and patients benefiting. Clinicians write prescriptions and patients have real-world clinical successes.

•	Step 2. Those prescriptions lead to more and more real-world clinical and health economic data.

•	Step 3. Those data inform product improvements and new value-added product features for patients, clinicians, and payors.

•

Step 4. Payors evaluate an increasingly favorable health economic value proposition, where not providing to access to our products fails to realize cost savings in excess of product price, and where even the most skeptical payor can utilize value-based pricing.

Finally then, these new coverage decisions drive additional prescribing. We have already seen this dynamic in states like Indiana, where states providing coverage generates significant new provider interest.

CONFIDENTIAL

Slide 31

Moving to our pipeline, our engine could create PDT after PDT.

•	We seek to aggregate PDT product candidates as well as develop them in-house, and our roll up of the space only gathers more momentum as we showcase commercial success.

•	Those assets then enter our development platform, where the infrastructure that delivered the first 3 PDTs has the opportunity to go to work.

•	Our goal is to advance products through the development process rapidly, cost-efficiently, and with robust probability of success.

Finally, we would see new therapeutics enter our commercial platform.

•	New PDTs would be added and appear as new icons in a dropdown menu.

•	Current prescribers would then be able to learn about these new products from their use of current product dashboards.

•	Large systems would be able to leverage their prior evaluation of our platform, and large payors could add new products to our existing coverage agreements.

Slide 32

We believe our near-term execution will produce multiple value-accretive milestones.

For our commercial products,

•

We expect to see 6-month health economic data for reSET and Somryst, and see 9 and 12-month data for reSET-O. These health economic data are key to advancing our discussions with payors and ramping market access.

•	As we continue to gain momentum, we expect to pursue adoption by large payors and providers, creating a dynamic where non-adopters are failing to offer standard of care to their patients.

•	Finally, we have the opportunity to advance into ex-U.S. markets for our existing products, primarily through partnership with regional experts.

For our pipeline,

•	we are working on developing additional PDT candidates and digital biomarkers and acquisitions[1];

•	we are also working on producing clinical data for indications in alcohol use disorder, depression, anxiety, and schizophrenia;

•	we intend to merge digital therapeutics and digital biomarkers to be a leader in the next generation of PDTs as drug/software combinations.

Slide 33

This financing delivers a funded plan towards sustainability, making Pear THE major player in a category we created.

Again, imagine a world where most medical conditions are treated by PDTs.

•	Imagine integrated solutions for the whole patient, across disease indications and co-morbidities.

CONFIDENTIAL

•	Imagine digital monotherapies and drug/software combinations.

•	Imagine the convenience, and the benefit to patients, the reach for clinicians, and the cost savings for payors.

Now, imagine all of those solutions rolling up to a shared platform

•	Where new PDT companies can access a robust scalable commercial infrastructure

•	where patients can smoothly access products that are designed for their co-existing conditions and co-morbidities,

•	where clinicians can access data and prescribe products across the integrated clinician portal,

•	and where payors can efficiently adjudicate claims and quantify cost savings.

Pear believes it has the opportunity to make this world a reality.

We have already demonstrated the viability of the vision and the opportunity for scale. This financing makes that vision a reality in behavioral health and bolsters the current leader for the massive, winner-take-most opportunity as the de facto platform for digital therapeutics across disease indications.

For the next slide, I’d like to turn it over to Pear’s CFO and COO, Chris Guiffre.

Chris

Slide 34

Thank you, Corey.

Category creators have the opportunity for a steep revenue ramp, which, of course, leads to rapid market cap growth. Today, we ARE the category creator. At close, we are poised to use the proceeds from this transaction to capitalize on our significant first-mover advantage in the category WE created.

We believe PDTs may become standard of care – either alone or in combination with drugs. In fact, 2020 was transformative for the PDT space with Pear’s third FDA market authorization, 3 other companies obtaining their first authorizations, and the first coverage decisions for PDTs. These milestones set up the category for success in 2021 and beyond. With the proceeds from this deal, we can capitalize on our leadership position in the category we created.

As this is our final slide, I want to reiterate 3 points that you heard from Corey.

One – the market opportunity for our 3 FDA-authorized products is significant, and there is no further regulatory approval risk associated with that revenue stream.

Two—the market opportunity from our current pipeline is even greater, and that means we have potentially 14 more shots on goal to add to our current revenue stream.

And three—the market opportunity for the pipeline we can build with the proceeds from this deal is even greater still.

CONFIDENTIAL

As we wrap up our presentation, I ask you to consider whether you think PDTs are likely to transform healthcare. We believe they will. 5 years from now, PDTs will abound. 10 years from now, they may be ubiquitous, and children may grow up expecting their doctors to prescribe PDTs alone or in combination with drugs to treat what ails them.

The rapidly emerging PDT category is fertile ground for revenue growth for the company that leads the space. With the funds from this deal, we intend to become that company.

Closing – Corey

This business combination with Thimble Point is expected to be completed in the second half of 2021. Upon completion, Pear will be a public company with the ticker symbol P E A R.

In closing, I would like to thank all those involved in making this transaction a great success, including Thimble Point, our existing and new investors, our Board of Directors, and the entire team at Pear. Thank you all.

Operator

This concludes today’s call.